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                                                                   EXHIBIT 99.1

[LOGO] UNITED
       RENTALS

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FOR IMMEDIATE RELEASE
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          UNITED RENTALS APPOINTS JOHN MILNE AS CHIEF FINANCIAL OFFICER

         Greenwich, CT, December 9, 2002 -- United Rentals, Inc. (NYSE:URI) announced today that John Milne, the company's president, has been appointed chief financial officer. He succeeds Michael Nolan who has departed the company. Mr. Milne is one of the founders of United Rentals and has been a senior executive of the company since 1997. Mr. Milne has both a master's degree in business administration and a law degree from the University of Western Ontario.

         "I am pleased that John has accepted this important role in our company," said Bradley Jacobs, chairman and chief executive officer. "Nobody knows United Rentals better than John. He has been with us from the beginning and has broad operational and financial experience. John will continue to serve as president, but some of his current responsibilities will be shifted to Wayland Hicks, our chief operating officer. We look forward to a seamless transition and wish Mike much success in his future endeavors."

         United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 750 locations in 47 states, seven Canadian provinces, and Mexico. The Company serves approximately 1.6 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The Company offers for rent over 600 different types of equipment with a total original cost of approximately $3.7 billion. Additional information about United Rentals is available at the Company's web site at www.unitedrentals.com.
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Contact:
Fred Bratman
Vice President, Corporate Communications
United Rentals, Inc.
(203) 618-7323
fbratman@ur.com
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